Exhibit 10.4

NEXT GROUP HOLDINGS INC.

1111 Brickell Avenue, Suite 2200

Miami, FL, 33131

October 10, 2017

LimeCom, Inc.

c/o Ainsworth & Clancy

1111 Brickell Avenue

11th Floor

Miami, FL 33131

Gentlemen:

The within is to confirm our understanding and agreement as of October 9, 2017, that LimeCom, Inc. (“LimeCom”) agrees to lend to Next Group Holdings Inc. (“NXGH”) the aggregate sum of $440,000 (Four Hundred and Forty Thousand and 00/xx Dollars) consisting of the sum of $55,000 (Fifty Five Thousand and 00/xx Dollars) per month consisting of ($44,000 and $11,000) for eight (8) consecutive months, which sums will be exclusively used for the repayment of convertible notes to LG Capital Funding LLC (“LG Capital”) and Cerberus Finance Group, Ltd. (“Cerberus”) as set forth in the agreement dated October 9, 2017 by and between NXGH and LG Capital and Cerberus. As you are further aware, LimeCom’s consent was endorsed on each of the separate agreements with LG Capital and Cerberus, and the within is to confirm and ratify each of the consents referred to herein.

Our company agrees to repay the loans and advances made by LimeCom commencing six (6) months of 180 (one hundred eighty) days from the date hereof on or before April 10, 2018, with interest at the sum of 6% (six percent) per annum.

It is further understood and agreed that our company has the option to be resolved by its Board of Directors to repay the indebtedness herein in cash or restricted common stock or a combination of cash and stock at the ten (10) day market average trading price of NXGH common stock prior to the due date of the loans herein. Additionally, it is agreed that NXGH will provide written notice to LimeCom of its election to either pay the note in full plus interest or shares of stock of NXGH, or a combination thereof, within thirty (30) days of the due date of said loan.

NXGH has further confirmed that as of September 18, 2017, it has made an agreement with Quarum Holdings LLC (“Quarum”) that it has amended its convertible note agreement entered into on March 23, 2017, wherein it agreed to pay the sum of $9,234 per month for eight (8) consecutive months until the aggregate sum of $73,872 is paid to Quarum. In that regard, LimeCom agrees to lend an additional $73,872 over a period of eight (8) months to NXGH at 6% (six percent) interest, which funds will be used to repay Quarum. NXGH agrees to pay LimeCom the aggregate sum of $513,872.00 with interest at 6% (six percent) under the same terms and conditions with the same option provided to NXGH as provided for herein.

LimeCom further acknowledges that it has been provided with copies of the Amendment to the Convertible Note Redemption Agreements with LG Capital, Cerberus and Quarum, and is further aware that NXGH is a publically owned company and is required to report the within transactions on a Form 8-K Report to be filed with the Securities and Exchange Commission.

If the within meets with your understanding and agreement, please sign a copy of the within and maintain a duplicate original copy for your records.

Very truly yours,

NEXT GROUP HOLDINGS INC.

By:

AGREED TO:

LIMECOM, INC.

By:
Authorized Signatory